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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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The Greenbrier Companies

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One Centerpointe Drive
Suite 200
Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
January 8, 2008

To Our Shareholders:

The Annual Meeting of Shareholders of The Greenbrier Companies, Inc. (the “Company” “we,” “us,” and “our”) will be held beginning at 2:00 p.m. on Tuesday, January 8, 2008 at the Benson Hotel, 309 SW Broadway, Portland, Oregon for the following purposes:

1. Electing two directors of the Company;

2. Ratifying the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2008; and

3. Transacting such other business as may properly come before the meeting.

Only holders of record of our Common Stock at the close of business on November 21, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy.

By Order of the Board of Directors,

/s/  Kenneth D. Stephens
Kenneth D. Stephens
Secretary

Lake Oswego, Oregon
November 27, 2007

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
Board Committees, Meetings and Charters
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
EXECUTIVE COMPENSATION
Compensation Governance
Compensation Committee Interocks and Insider Participation
Compensation Discussion and Analysis
Compensation Committee Report
SUMMARY COMPENSATION TABLE
All Other Compensation Table
Grants of Plan-Based Awards Table
Outstanding Equity Awards At Fiscal Year-End Table
Potential Post-Termination Payments
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF AUDITORS
OTHER BUSINESS
SHAREHOLDER PROPOSALS

THE GREENBRIER COMPANIES, INC.

One Centerpointe Drive
Suite 200
Lake Oswego, Oregon 97035

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Greenbrier Companies, Inc. (the “Company” “we,” “us,” and “our”) of proxies to be voted at the 2008 Annual Meeting of Shareholders of the Company to be held beginning at 2:00 p.m. on Tuesday, January 8, 2008 at the Benson Hotel, 309 SW Broadway, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted for election of the nominees, for ratification of the appointment of the independent auditors and in support of the recommendations of management on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees or by telephone, facsimile, electronic transmission or express mail. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes described below. We will pay Innisfree a fee of $10,000 plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This proxy statement is first being mailed to shareholders on or about November 27, 2007.

VOTING

Holders of record of our Common Stock at the close of business on November 21, 2007, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of October 31, 2007, there were 16,168,863 shares of Common Stock outstanding and entitled to vote, and a majority, or 8,084,432 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting. Shareholders are not entitled to cumulative voting in the election of directors. Abstentions will be counted in determining whether a quorum is present for the meeting and will not be counted as a vote against any proposal. Broker non-votes will be counted in determining whether a quorum is present, but will not be counted either for or against the proposal at issue. For shares held through a broker or other nominee who is a New York Stock Exchange member organization, if a matter to be voted on is considered routine, the broker has discretion to vote the shares. If the matter to be voted on is determined to be non-routine, the broker may not vote the shares without specific instruction from the shareholder.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is comprised of nine directors. The directors are divided into three classes of three directors each. One class is elected each year for a three-year term. Victor G. Atiyeh recently informed the Company of his decision to retire from active service as a member of the Board of Directors and to become an emeritus director at the end of his current term, and not stand for re-election. Therefore, the Nominating and Corporate

Governance Committee is recommending two, rather than three nominees for election as directors. The two nominees recommended by our Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as directors to serve until the Annual Meeting of Shareholders in 2011, or until their respective successors are elected and qualified, are Graeme Jack and Benjamin R. Whiteley. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The two nominees for director receiving the highest number of votes will be elected to the Board of Directors.

Unless marked otherwise, proxies received will be voted FOR the election of both of the two nominees.

If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominee named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

The Board of Directors recommends a vote FOR the election of Messrs. Jack and Whiteley.

The following table sets forth certain information about each nominee for election to the Board of Directors and each continuing director.

				Expiration
			Director	of Current
Name	Age	Positions	Since	Term

Nominees for Election
Graeme A. Jack(1)	57	Director	2006	2008
Benjamin R. Whiteley(1)(2)(3)	78	Chairman of the Board of Directors	1994	2008
Directors Continuing in Office
William A. Furman	63	President, Chief Executive Officer and Director	1981	2009
C. Bruce Ward	77	Director	1994	2009
Charles J. Swindells(1)(2)(3)	65	Director	2005	2009
Duane C. McDougall(1)(2)(3)	55	Director	2003	2010
A. Daniel O’Neal, Jr.	71	Director	1994	2010
Donald A. Washburn(2)(3)	63	Director	2004	2010
Victor G. Atiyeh(4)	84	Director	1994	2008

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Mr. Atiyeh will become an emeritus director at the expiration of his current term.

Graeme A. Jack, Director.  Mr. Jack was appointed as a director in October 2006. Mr. Jack is a recently retired partner of the world-wide accounting firm of PricewaterhouseCoopers. He was admitted to the partnership in 1980 in the Hong Kong office. He served as the lead partner of the management consulting services practice 1985 to 1990. Mr. Jack has been appointed an independent trustee for Hutchison Provident Fund and the Hutchison Provident and Retirement Plan, two funds established for the retirement of Hutchison Whampoa Limited employees.

Benjamin R. Whiteley, Chairman of the Board of Directors.  Mr. Whiteley has served as a member of the Board since 1994 and was elected Chairman of the Board of Directors in October 2004. He is retired Chairman and Chief Executive Officer of Standard Insurance Company, an Oregon based life insurance company, where he served in a number of capacities over 44 years ending in 2000. Mr. Whiteley has served as a director of several other publicly held companies and has chaired the boards of a number of non-profit organizations.

William A. Furman, President, Chief Executive Officer and Director.  Mr. Furman has served as a member of the Board and as the Company’s President and Chief Executive Officer since 1994. Mr. Furman has been associated with the Company and its predecessor companies since 1974. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation. Earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman serves as a Director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

C. Bruce Ward, Director.  Mr. Ward has served as a member of the Board since 1994. He served as Chairman of Gunderson LLC, a manufacturing subsidiary, from 1990 to 2005 and was its President and Chief Executive Officer from 1985 to 1989. Mr. Ward is a former director of Stimson Lumber Company, a privately-held forest products company.

Duane C. McDougall, Director.  Mr. McDougall has served as a member of the Board since 2003. Mr. McDougall served as President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Operating Officer and also Chief Accounting Officer during his 23-year tenure with Willamette Industries, Inc. He also serves as a Director of West Coast Bancorp and Cascade Corporation as well as several privately held companies and non-profit organizations.

A. Daniel O’Neal, Jr., Director.  Mr. O’Neal has served as a member of the Board since 1994. Mr. O’Neal served as a Director of Gunderson from 1985 to 2005. Mr. O’Neal served as a Commissioner of the Interstate Commerce Commission from 1973 until 1980 and, from 1977 until 1980, served as its Chairman. Since 1985 has served in various executive positions with Greenbrier. Prior to joining Greenbrier in 1985, he was a partner in a business law firm. From 1989 until 1996 he was Chief Executive Officer and owner of a freight transportation services company. He was Chairman of Washington State’s Freight Mobility Board from its inception in 1998 until July 2005. Mr. O’Neal is a member of the Washington State Transportation Commission. In 2007 the Governor of Washington appointed him to the newly formed Puget Sound Partnership Leadership Board. He is on the board of Cascade Land Conservancy and other non-profit organizations.

Charles J. Swindells, Director.  Mr. Swindells was appointed as a director September 2005. Mr. Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A.; Chairman and Chief Executive Officer of Capital Trust Management Corporation; and Managing Director/Founder of Capital Trust Company. He also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the New York Stock Exchange. Mr. Swindells was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio and was a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon. Mr. Swindells serves as a Director of Swift Energy Company, a NYSE listed oil and natural gas company.

Donald A. Washburn, Director.  Mr. Washburn was appointed as a director in August 2004. Mr. Washburn served as Executive Vice President of Northwest Airlines, Inc., an international airline, and Chairman and President of Northwest Cargo from 1995 to 1998. Prior to becoming Executive Vice President, he served as Senior Vice President for Northwest Airlines, Inc. from 1990 to 1995. Mr. Washburn served in several positions from 1980 to 1990, including Executive Vice President for Marriott Corporation, an international hospitality company. He also serves as a director of LaSalle Hotel Properties, Key Technology, Inc, Amedisys, Inc., as well as several privately held companies and non-profit corporations.

Victor G. Atiyeh, Director.  Mr. Atiyeh has served as a member of the Board since 1994. Mr. Atiyeh has been President of Victor Atiyeh & Co., international trade consultants, since 1987. He served eight years as Governor of the State of Oregon from January 1979 to January 1987. Prior to being elected Governor, Mr. Atiyeh was President of Atiyeh Brothers, a family retail company.

Board Committees, Meetings and Charters

During the year ended August 31, 2007, the Board of Directors held ten meetings. The Company maintains a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Copies of the Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http//www.gbrx.com.

Non-management Board members meet without management present at least once annually at a regularly scheduled executive session. The Company’s independent directors generally meet periodically in executive session in conjunction with meetings of the committees of the Board of Directors which are composed entirely of independent directors. The regular executive sessions of the Company’s non-management directors are held on an annual basis, after the end of each fiscal year of the Company and are scheduled to approximately coincide with (either immediately before or immediately after) the first regularly scheduled meeting of the Nominating and Corporate Governance Committee to be held after the end of each fiscal year for the Company. The Board has designated the Chairman of the Board of Directors of the Company to preside at the regularly scheduled meetings of the non-management directors.

Messrs. McDougall, Swindells and Whiteley are members of each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Mr. Washburn is a member of the Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Mr. Atiyeh is a member of the Nominating and Corporate Governance Committee. Mr. Jack is a member of the Audit Committee. Mr. Washburn is Chairman of the Nominating and Corporate Governance Committee, Mr. McDougall is the Chairman of the Audit Committee and Mr. Swindells is the Chairman of the Compensation Committee. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee held four meeting during the year ended August 31, 2007. All directors attended more than 75% of the number of meetings of the Board and its committees on which they served. The reports of the Audit and Compensation Committees for the year are included in this Proxy Statement. Each of the members of these committees is an independent director as defined under the rules of the New York Stock Exchange.

Independence of Directors

The Board has determined that a majority of its directors qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission and the corporate governance standards applicable to companies listed on the New York Stock Exchange. Applying the New York Stock Exchange definition of independence, the Board has determined that the following majority of directors qualify as independent: Messrs. Atiyeh, Jack, McDougall, Swindells, Washburn and Whiteley.

During 2007, the Nominating and Corporate Governance Committee (the “Nominating Committee”) fulfilled its responsibilities under its charter, including, among other responsibilities, identifying individuals qualified to become members of the Board of Directors, consistent with qualifications approved by the Board; selecting, or recommending that the Board select, director nominees to be presented for election at annual meetings of shareholders; selecting, or recommending to the Board, director nominees to fill vacancies on the Board as necessary; developing and recommending to the Board of Directors corporate governance principles applicable to the Company; and overseeing the evaluation of the Board of Directors, its committees and management. The Board annually reviews applicable standards and definitions of independence for Nominating Committee members and has determined that each member of the Nominating Committee meets such standards.

The Nominating Committee receives suggestions for potential director nominees from many sources, including members of the Board, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Nominating Committee in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group are reviewed and considered by the Nominating Committee in the same manner as other candidates.

Qualifications for consideration as a nominee for the Board of Directors vary, depending upon the experience and background of incumbent directors as well as particular areas of expertise which the Nominating Committee desires to obtain for the benefit of the Company. The Nominating Committee has presently identified the following criteria, among others, as appropriate for consideration in identifying Board candidates:

•	Financial acumen and experience

•	Continuing activity in the business community

•	Age and maturity

•	Diversity considerations

•	Background in manufacturing or related industries

Upon completion of the review process, the Nominating Committee makes its recommendation to the full Board of Directors. The Board then selects candidates for nomination for election by shareholders or appointment to fill vacancies.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected should submit a written notice of his or her nomination of a candidate to the Nominating Committee of the Company in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals.”

Communication with Directors

Shareholders and other interested parties may communicate with members of the Board of Directors by mail addressed to the Chairman, to any other individual member of the Board, to the full Board, to the non-management directors as a group, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035. Such communications are distributed to the Board, to one or more individual members of the Board, to the non-management directors as a group, or to a particular committee of the Board, as appropriate.

Annual Meeting Attendance by Directors

The Company’s policy is to encourage Board members to attend the Company’s annual meetings of shareholders. All directors of the Company attended the annual meeting of shareholders held on January 9, 2007.

CERTAIN RELATIONSHIPS AND
RELATED PARTY TRANSACTIONS

James-Furman & Company Partnership.  Mr. James, a former Director, and Mr. Furman, a Director, President and Chief Executive Officer of the Company, were partners in a general partnership, James-Furman & Company (the “Partnership”), that, among other things, engaged in the ownership, leasing and marketing of railcars and programs for refurbishing and marketing of used railcars. As a result of Mr. James’ death, the Partnership dissolved as of January 28, 2005. In 1989, the Partnership and the Company entered into presently existing agreements pursuant to which we manage and maintain railcars owned by the Partnership in exchange for a fixed monthly fee that is no less favorable to us than the fee we could obtain for similar services rendered to unrelated parties. The maintenance and management fees paid to us under such agreements in 2007 aggregated $30,299. In addition, the Partnership paid us fees of $45,000 in 2007 for administrative and other services. The management and maintenance agreements presently in effect between us and the Partnership provide that in remarketing railcars owned by the Partnership and us, as well as by unaffiliated lessors, we will, subject to the business requirements of prospective lessees and regulatory requirements, grant priority to that equipment which has been off-lease and available for the longest period of time. Additions to the lease fleet of new or used equipment are deemed to be off-lease and available from the date of addition to the fleet.

Such agreements also provide that the Partnership will grant to us a right of first refusal with respect to any opportunity originated by the Partnership in which we may be interested involving the manufacture, purchase, sale, lease, management, refurbishing or repair of railcars. The right of first refusal provides that prior to undertaking any such transaction the Partnership must offer the opportunity to us and must provide the disinterested, independent members of our Board of Directors a period of not less than 30 days in which to determine whether we desire to pursue the opportunity. The right of first refusal in favor of us continues for a period of 12 months after the date that both of Messrs. James and Furman cease to be officers or directors. The operating assets of the partnership have been disposed during fiscal year 2007. Final distributions are expected to occur during fiscal 2008 at which time all agreements between us and the Partnership will be terminated.

Aircraft Usage Policy.  William Furman, Director, President and Chief Executive Officer of the Company is a part owner of two private aircraft managed by a private independent management company. From time to time, the Company’s business requires charter use of privately owned aircraft. In such instances, it is possible that charters may be placed with the Company that manages Mr. Furman’s aircraft. In such event, any such use will be subject to the Company’s travel and entertainment policy and the fees paid to the management company will be no less favorable than would have been available to the Company for similar services provided by unrelated parties.

Indebtedness of Management.  Since the beginning of our last fiscal year, none of our directors or executive officers has been indebted to us in excess of $60,000 except that L. Clark Wood, former President of the Company’s manufacturing operations was indebted to Greenbrier Leasing Company LLC, and had executed a promissory note. The largest aggregate amount outstanding during fiscal year 2007 under such promissory note was $100,000. The note was repaid during fiscal year 2007. The promissory note was payable upon demand and secured by a mortgage on Mr. Wood’s residence. The note did not bear interest and had not been amended since its issuance in 1994.

Policy.  We follow a policy that all proposed transactions by us with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are approved by a majority of the disinterested, independent members of the Board of Directors.

Executive Officers of the Company

The following are executive officers of the Company:

William A. Furman, 63, is President, Chief Executive Officer and a director of Greenbrier, positions he has held since 1994. Mr. Furman was Vice President of Greenbrier, or its predecessor company, from 1974 to 1994. Mr. Furman serves as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

Robin D. Bisson, 53, has been Senior Vice President Marketing and Sales since 1996. Mr. Bisson has been Vice President of Greenbrier Leasing Company LLC, a subsidiary that engages in railcar leasing, since 1987.

Larry G. Brady, 68, is Senior Vice President and Chief Financial Officer of the Company. Prior to becoming Senior Vice President in 1998, he was Vice President and Chief Financial Officer since 1994. Mr. Brady retired from Greenbrier in 2005 and rejoined the company in February 2007.

Alejandro Centurion, 51, is President of Manufacturing Operations since May of 2007. Mr. Centurion joined Greenbrier in 2005, as the Company’s managing director of Gunderson-Concarril and its chief country representative in Mexico. Later in 2005, he was promoted to Senior Vice President, North American manufacturing operations. Prior to Greenbrier, he held senior manufacturing positions with Bombardier Transportation for eight years.

William G. Glenn, 46, is Vice President of Corporate Development and Staff, a position he has held since April 2007. Prior to joining Greenbrier, Mr. Glenn worked as a consultant for the Company on corporate development from 2002 through 2007. Mr. Glenn held various corporate positions with Louisiana Pacific Corporation from 1994 to 2002.

Maren C. Malik, 56, is Vice President of Administration of the Company, a position she has held since June 1991. Prior to 1991 Mrs. Malik served in various positions for the Company including corporate controller.

Linda M. Olinger, 46, is Vice President and Corporate Controller of the Company, a position she has held since January 2004. Prior to becoming Vice President, she was Corporate Controller since 2000.

Mark J. Rittenbaum, 50, is Senior Vice President and Treasurer of the Company, a position he has held since 2001. Prior to becoming Senior Vice President, he was Vice President and Treasurer since 1994.

James T. Sharp, 53, has been President of Greenbrier Leasing Company LLC since February 2004, prior to which he served as Vice President of Marketing and Operations since 1999 and was Vice President of Sales from 1996 to 1999.

Timothy A. Stuckey, 57, has been President of Gunderson Rail Services LLC, a subsidiary engaged in the repair and refurbishment of rail cars, since May 1999, prior to which he served as Assistant Vice President of Greenbrier Leasing Company LLC since 1987.

Norriss M. Webb, 67, is Executive Vice President and General Counsel of the Company, a position he has held since 1994. He also served as Vice President of the Company from 1981 to 1994.

Executive officers are designated by the Board of Directors. There are no family relationships among any of the executive officers of the Company.

EXECUTIVE COMPENSATION

Compensation Governance

The Compensation Committee of the Board of Directors is established pursuant to the Company’s Amended and Restated Bylaws, and operates pursuant to a Charter approved by the Board of Directors. A copy of the Charter is available on the Company’s website at www/gbrx.com. The Compensation Committee recommends to the Board of Directors policies and processes for the regular and orderly review of the performance and compensation of the Company’s senior executive management personnel, including the President and Chief Executive Officer. The Compensation Committee determines the compensation level of the Chief Executive Officer based on the Chief Executive Officer’s performance in light of the Company’s goals and objectives. The Compensation Committee also approves compensation of executives other than the Chief Executive Officer. The Compensation Committee regularly reviews, and when necessary recommends changes to the Company’s incentive and performance-based compensation plans. The Compensation Committee may retain and terminate such consultants, counsel, experts and other personnel as the Committee may deem necessary to enable it to fully perform its duties and fulfill its responsibilities, and determine the compensation and other terms of engagement for such consultants and experts. There are no express provisions in the Charter delegating Compensation Committee authority to any other person.

The Compensation Committee is comprised of at least two members of the Board of Directors, none of whom may be an active or retired officer or employee of the Company or any of its subsidiaries. Members of the Compensation Committee are appointed annually by the Board of Directors. Messrs. Victor G. Atiyeh, Duane C. McDougall, Charles J. Swindells, Donald A. Washburn, and Benjamin R. Whiteley were the members of the Compensation Committee during fiscal 2007. Mr. Swindells is the Chairman of the Compensation Committee. Mr. Atiyeh resigned his position on the Compensation Committee, effective April 2, 2007. The Compensation Committee held four meetings during the year ended August 31, 2007.

Compensation Committee Interocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, formerly an officer or employee, nor had a relationship with the Company requiring disclosure as a related party transaction.

Compensation Discussion and Analysis

Philosophy

The Board of Directors and executive management at The Greenbrier Companies, Inc. (the “Company”) believes that the performance and contribution of its executive officers are critical to the overall success of the Company. To attract, retain, and motivate the executives necessary to accomplish the Company’s business strategy, the Compensation Committee believes that:

•	Compensation levels should be sufficiently competitive to attract, retain, and motivate highly qualified executives and employees.

•	Compensation should reflect position and responsibility.

•	Compensation should be linked to performance and should reinforce cooperation and teamwork in achieving business success.

•	Compensation for executives and key employees should be weighted toward incentive compensation and equity grants.

•	Incentive compensation should be flexible, responsive to the Company’s cyclical business environment and strike a balance between short-term and long-term performance.

•	Equity grants should be targeted to senior management and key employees and should be issued on a recurring basis considering market conditions.

•	The tax deductibility of compensation should be maximized and administrative costs should be minimized through simplified program structures.

The Compensation Committee believes executive compensation packages provided by the Company to its executive should include both cash and equity-based compensation. Our executive compensation program is intended to have sufficient flexibility to help achieve the goals of each business segment, but within the overall objectives and performance of the Company as a whole. Individual executive compensation is based upon contribution to the organization, experience and expertise, unique skills and other relevant factors. The Compensation Committee and the Chief Executive Officer (“CEO”) annually review the performance of each executive officer (other than the CEO whose performance is reviewed by the Compensation Committee), and based upon these reviews make compensation decisions, including salary adjustments and incentive award amounts. The CEO plays a significant role in the compensation-setting process. The CEO evaluates the performance of the other executive officers and makes recommendations regarding salary and incentive awards for the other executive officers.

Use of Compensation Consultants

The Compensation Committee has directly engaged Mercer Human Resource Consulting (“Mercer”) as a compensation consultant. Mercer reports directly to the Compensation Committee and is responsible for providing advice and counsel to the Compensation Committee with regards to program design and compensation issues. The Compensation Committee also looks to Mercer for assistance in determining a peer group for comparison of executive compensation. The Committee believes that information regarding compensation at peer companies is useful, as it understands that the Company’s compensation practice must be competitive in the marketplace. However, the level of specific elements of compensation awarded by peer companies is only one of the many factors that the Company considers in assessing the reasonableness of the compensation of executive officers.

Compensation Summaries

The Compensation Committee reviews the total annual compensation received by each executive officer, including base salary, cash bonuses, long-term incentives, perquisites and post-employment obligations. The Compensation Committee uses Compensation Summaries for each of the named executive officers to facilitate this review.

Elements of Executive Compensation

For the year ended August 31, 2007, the principal components of compensation for executive officers were:

•	Base salary;

•	Short-term incentive — cash bonuses;

•	Long-term incentive — restricted stock awards;

•	Retirement and insurance benefits;

•	Perquisites and other personal benefits; and

•	Post-employment benefits.

Base Salary

Base salaries are determined for each executive based on his position and responsibilities relative to other executive officers and are, in some cases, determined pursuant to negotiated employment agreements. We regularly monitor competitive compensation rates in local and industry-specific markets, and take that information into account in setting and reviewing base salaries. Salary levels are typically reviewed annually as part of the Company’s performance review process as well as upon a promotion or other change in responsibility. Merit based increases to salaries are based on an assessment of the individual executive’s performance.

Short-Term Incentives — Cash Bonuses

Cash bonuses are intended to provide executive officers with an opportunity to receive additional cash compensation based upon Company and individual performance. The bonus program provides the Compensation Committee the latitude to award cash incentive compensation to executive officers as a reward for the growth and profitability of the Company and places a significant percentage of each executive officer’s compensation at risk.

Mr. Furman’s annual bonus is determined based upon the Company’s return on shareholders’ equity, pursuant to a formula set forth in his employment agreement, as described under the heading “Employment Agreements and Other Arrangements,” below. Annual bonuses paid to named executive officers other than Mr. Furman are discretionary and are recommended to the Compensation Committee for approval by the Mr. Furman based on non-formulaic assessments of individual performance against objectives.

Long-Term Incentive — Restricted Stock Awards

Awards of restricted stock form the basis of the Company’s long-term incentive program, which is intended to retain and motivate executives over the long term, and align their interests with the interests of the Company’s shareholders. The long-term incentive program is designed to emphasize the need for executives to focus on the long-range strategic goals of the Company.

Stock-based awards are made pursuant to the Company’s 2005 Stock Incentive Plan, which is administered by the Compensation Committee. Pursuant to the 2005 Stock Incentive Plan, an aggregate of 1,300,000 shares of Common Stock were reserved for grants of incentive stock options, non-qualified stock options and restricted stock awards to officers, directors, employees and consultants. As of August 31, 2007, 692,724 shares of Common Stock remain available for grant under the 2005 Stock Incentive Plan. Restricted stock awards typically vest over a period of five years in annual increments of 20 percent of each award. The Company awarded restricted stock grants totaling 207,592 shares under the 2005 Stock Incentive Plan during fiscal 2007 including 37,000 shares awarded to the Company’s named executive officers as disclosed in the “Grants of Plan-Based Awards Table” and described in the accompanying narrative.

The Compensation Committee also administers the Company’s Stock Incentive Plan — 2000 (the “2000 Plan”) under which an aggregate of 1,000,000 shares of Common Stock were reserved for option and restricted stock awards to officers, directors, employees and consultants. The Company has granted options for all of the shares reserved under the 2000 Plan. No awards were made under the 2000 Plan in fiscal 2007.

Executive Retirement and Insurance Benefits

•	Target Benefit Plan

Certain of the Company’s named executive officers other than Mr. Furman participate in a supplemental retirement benefit plan maintained by a Company subsidiary, the Greenbrier Leasing Company LLC Manager Owned Target Benefit Plan (the “Target Benefit Plan”). The Target Benefit Plan provides for supplemental retirement income compensation for participating executives. It is not a deferred compensation plan nor a tax-qualified retirement plan; contributions made on behalf of executives under the Target Benefit Plan are taxed to the participating executives currently. The Target Benefit Plan is designed to provide supplemental retirement income to executives in an amount equal to 50% of the executive’s final base salary, although no level of benefits is guaranteed under the Target Benefit Plan. Contributions by the Company to the Target Benefit Plan are used to purchase annuity contracts on behalf of participating executives. The normal form of annuity benefit payments are monthly payments commencing at age 65 and continuing for 180 months. Participants may elect a different form of payment and benefit commencement date, but the amount of benefits received in such alternate form will be actuarially equivalent to the amount payable in the normal benefit form. Contributions related to the Target Benefit Plan amounted to $1.3 million for fiscal 2007. Included in this amount are payments to be made on behalf of participating executives to help defray the executives’ income tax liability resulting from the Company’s contributions on their behalf under the Target Benefit Plan. Upon a change of control (as defined), the Company’s obligation to make contributions on executives’ behalf is accelerated.

•	Executive Life Insurance

The Company provides an executive life insurance program to certain executives, including the named executive officers, whereby the Company has agreed to pay the premiums on life insurance policies insuring the executives’ lives, to recognize such premium payments as compensation to the executives and to pay the executives an additional bonus to help defray the executives’ income tax liability resulting from the payment of such premiums being treated as current compensation. Mr. Furman does not participate in the executive life insurance program.

Mr. Furman’s employment agreement provides for a supplemental retirement benefit of $407,000 per year, payable until age 70. That payment is intended to defray the premiums on a life insurance policy insuring his life and the income taxes resulting from treating this payment as compensation, and is made to the trustee of a trust that holds the life insurance policy, and which pays the policy premiums.

Perquisites and Other Personal Benefits

The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program goal of enabling the Company to attract, retain and motivate employees for key positions. The Company is selective in its use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Compensation Committee periodically reviews the levels of perquisites provided to executive officers. The primary perquisites are use of Company-owned automobiles and payment of club membership dues. During fiscal 2006 the Compensation Committee approved the establishment of an Executive Home Sale Assistance Program and adopted guidelines for the program, under which the Company will assist selected transferred or newly hired executives sell their homes, in order to facilitate a successful relocation of the executive.

Compensation Committee Report

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with the Company’s management the above Compensation Discussion and Analysis prepared by the Company’s management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Charles J. Swindells, Chairman
Duane C. McDougall
Benjamin R. Whiteley
Donald A. Washburn

November 5, 2007

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal year ended August 31, 2007. The named executive officers are William A. Furman, Larry G. Brady, Robin D. Bisson, Mark J. Rittenbaum, James T. Sharp and Joseph K. Wilsted. Mr. Wilsted is included as a named executive officer for fiscal year 2007 because he served as the Company’s Chief Financial Officer until his resignation on March 2, 2007. The Company did not grant any stock options to the named executive officers in 2007, and does not maintain any pension or non-qualified deferred compensation plans. Accordingly, columns for such elements of compensation are not included in the Summary Compensation Table.

					Non-
					Equity
					Incentive	All
				Stock	Plan	Other
			Bonus(1)	Awards(2)	Compensation	Compensation(3)	Total
Name and Principal Position	Year	Salary	($)	($)	($)	($)	($)

William A. Furman	2007	$625,000	$ N/A	N/A	$ N/A	$441,982	$1,066,982
President and Chief Executive Officer
Larry G. Brady	2007	$178,000	$150,000	$164,023	N/A	$82,430	$574,453
Senior Vice President and Chief Financial Officer
Robin D. Bisson	2007	$260,000	$65,000	$191,050	N/A	$292,386	$808,436
Senior Vice President, Marketing and Sales
Mark J. Rittenbaum	2007	$252,000	$150,000	$191,050	N/A	$195,671	$788,721
Senior Vice President and Treasurer
James T. Sharp	2007	$242,100	$145,000	$75,754	N/A	$310,522	$773,376
President, Greenbrier Leasing
Joseph K. Wilsted	2007	$253,938	N/A	$9,509	N/A	$460,772	$724,219
Senior Vice President and Chief Financial Officer

(1)	Mr. Furman’s bonus is performance-based and is therefore included in the Non-Equity Incentive Plan Compensation column.

(2)	The amount shown is the stock based compensation expense recognized by the Company in fiscal 2007 for restricted stock granted to the named executive officers as determined pursuant to FAS 123R. Amounts shown do not reflect compensation actually received by the named executive officers who received restricted stock grants during fiscal year 2007, nor does it necessarily reflect the actual value that will be realized by them if and when the restricted stock awards vest. The assumptions used to calculate the value of restricted stock awards are set forth under Note 2 Summary of Significant Accounting Polices to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007.

(3)	See “All Other Compensation Table” below for detail on amounts included in this column, which include perquisites, contributions to the Target Benefit Plan, tax reimbursement payments, Company match on executive contributions to the 401(k) plan, executive life insurance program benefits and various other compensation amounts.

All Other Compensation Table

	Perquisites			401(k)
	and		Target	Matching	Executive
	Personal		Benefit Plan	Contributions(2)	Life
Name	Benefits ($)		Contributions ($)(1)	($)	Insurance ($)		Other ($)		Total ($)

William A. Furman	$34,982	(3)	$-0-	$-0-	$407,000	(4)	$-0-		$441,982
Larry G. Brady	$14,330	(3)	$-0-	$-0-	$68,100	(5)	$-0-		$82,430
Robin D. Bisson	$7,287	(3)	$163,754	$5,125	$116,220	(5)	$-0-		$292,386
Mark J. Rittenbaum	$15,351	(3)	$153,936	$4,384	$22,000	(5)	$-0-		$195,671
James T. Sharp	$16,397	(3)	$242,600	$5,125	$46,400	(5)	$-0-		$310,522
Joseph K. Wilsted	$54,075	(3)	$243,754	$-0-	$40,000	(5)	$122,943	(6)	$460,772

(1)	Consists of the Company’s contributions under the Target Benefit Plan made on behalf of the named executive officer, including cash payments to cover the estimated tax liability resulting from the contributions.

(2)	These amounts represent the Company’s matching contribution to each named executive officers’ 401(k) plan account.

(3)	Includes payments made on behalf of Mr. Furman of $18,993 for car allowance, $9,700 for financial, investment and tax advisors and $6,289 for club dues; Mr. Brady of $14,330 for car allowance; Mr. Bisson of $2,720 for car allowance and $4,567 for club dues; Mr. Rittenbaum of $15,351 for car allowance; Mr. Sharp of $16,397 for car allowance and Mr. Wilsted of $53,235 for car allowance and $840 for club dues.

(4)	Consists of the supplemental retirement benefit of $407,000 provided for under Mr. Furman’s employment agreement, intended to defray the cost of executive life insurance premiums and resulting income taxes.

(5)	These amounts represent the taxable income related to payment of premiums for individual life insurance for the benefit of the executives.

(6)	Consists of payment under the Executive Home Sale Assistance Program.

Grants of Plan-Based Awards Table

						All Other
						Stock	Grant
						Awards:	Date Fair
			Estimated Future Payouts Under			Number of	Value
			Non-Equity Incentive Plan Awards			Shares of	of Stock
		Approval	Threshold	Target	Maximum	Stock or Units	Awards
Name	Grant Date	Date(2)	($)	($)	($)	(#)	($)(1)

William A. Furman	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Larry G. Brady	4-4-07	4-3-07	N/A	N/A	N/A	7,000	$155,400
Robin D. Bisson	4-4-07	4-3-07	N/A	N/A	N/A	10,000	$222,000
Mark J. Rittenbaum	4-4-07	4-3-07	N/A	N/A	N/A	10,000	$222,000
James T. Sharp	4-4-07	4-3-07	N/A	N/A	N/A	10,000	$222,000
Joseph K. Wilsted	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The Company amended its 2005 Stock Incentive Plan effective April 3, 2007 to provide that fair market value will be determined based upon the closing price of the Company’s stock on the date of grant. Prior to that amendment, the Plan provided that fair market value would be determined based on the mean of the high and low sales price of the Company’s stock on the date of grant or, if no prices were reported on such date, the most recent preceding date on which prices were reported. All restricted awards made during fiscal 2007 are subject to the terms of the Plan as amended, and are valued using the closing price of the Company’s stock on the date of grant.

(2)	On April 3, 2007 the Compensation Committee approved awards of 10,000 shares of restricted stock to each of Mr. Bisson, Mr. Rittenbaum and Mr. Sharp and 7,000 shares to Mr. Brady effective April 4, 2007, which was one trading day following the release of quarterly financial results.

Material Terms of Employment Agreements and Other Arrangements

The Company has employment agreements with each of the named executive officers except Mr. Wilsted who resigned from the Company effective March 2, 2007.

Pursuant to the terms of his employment agreement, entered into effective September 1, 2004, Mr. Furman received an annual base salary of $625,000 during fiscal year 2007. Base salaries for Mr. Bisson, Mr. Brady, Mr. Sharp and Mr. Rittenbaum also are determined pursuant to the terms of employment agreements entered into with each of those officers on May 11, 2006, March 2, 2007, February 15, 2004 and April 7, 2006, respectively. Mr. Bisson’s base salary was $260,000, Mr. Brady’s base salary was $252,000, Mr. Sharp’s base salary was $242,100 and Mr. Rittenbaum’s base salary $252,000, in fiscal year 2007. Mr. Brady assumed the responsibilities of Chief Financial Office as of March 2, 2007. In each case the base salary maybe adjusted annually by the Chief Executive Officer and Compensation Committee.

Mr. Furman’s annual bonus is determined based upon the Company’s return on shareholders’ equity, pursuant to a formula set forth in his employment agreement. If the Company’s return on equity (“ROE”) is less than 10%, no cash bonus is paid. If the ROE is as least 10%, Mr. Furman is entitled to receive a bonus equal to 36% of annual base salary; if ROE is at least 12% but less than 14%, the bonus is equal to 54% of base salary; if ROE is at least 14% but less than 16% the bonus is equal to 72% of base salary; if ROE is at least 16% but less than 18% the bonus is equal to 110% of base salary, and if ROE is 18% or greater, Mr. Furman can earn a maximum bonus amount equal to 150% of base salary. The return on equity in fiscal 2007 was 9.51%. Accordingly, Mr. Furman did not receive a bonus for the year ended August 31, 2007. The Compensation Committee has discretion to decrease the amount of the bonus by up to 50%, based upon the Chief Executive Officer’s performance.

Pursuant to the terms of their employment agreements, each of Mr. Bisson, Mr. Sharp and Mr. Rittenbaum may receive an annual target bonus equal to 50% of the his base salary, with greater or lesser amounts payable based on performance as determined by the Chief Executive Officer, in consultation with the Compensation Committee. Mr. Brady is eligible to receive annual discretionary cash bonues in accordance with the Company’s practice applicable to other senior executive officers, pursuant to the terms of his employment agreement.

Employment agreements with Messrs. Furman, Brady, Bisson, Rittenbaum and Sharp provide for certain payments and benefits in the event the executive’s employment is terminated by the Company without cause, and, except in the case of Mr. Brady and Mr. Sharp, provide for payments and benefits in the event that the executive is terminated following a change in control of the Company. The employment agreement with Mr. Brady provides for an initial term that commenced on March 2, 2007 and ends August 31, 2007 or, at Mr. Brady’s election, on December 31, 2007 (which election to extend was exercised) at a annual base salary of $252,000, and an extended part-time term, during which Mr. Brady would no longer serve as an officer of the Company, of 60 months commencing upon expiration of the initial term, at an annual base salary of $120,000. Mr. Brady’s employment agreement provides that, in the event his employment is terminated without cause during the initial term or extended term, the Company will pay Mr. Brady the amount of his base salary for the remainder of the initial term or the extended term, as the case may be, in a single lump sum. Details of the payments and benefits triggered by different termination events are discussed and disclosed in tabular format under the heading “Potential Post-Termination Payments and Benefits,” following the Option Exercises and Stock Vested Table.

During fiscal 2007 the Company granted restricted stock awards of 10,000 shares to each of Messrs. Bisson, Rittenbaum and Sharp, and 7,000 shares to Mr. Brady. The awards granted to Mr. Bisson, Mr. Rittenbaum and Mr. Sharp vest in equal installments of 20% per year over five years. Mr. Brady’s awards vests over 2 years, in recognition of the fact that he came out of retirement in order to re-assume the position of Chief Financial Officer following Mr. Wilsted’s resignation. If the executive’s service terminates due to death, disability or retirement, or termination of employment by the Company without cause, any unvested shares immediately become fully vested. If the executive’s service terminates for any other reason, any unvested shares automatically are forfeited as of the date of termination.

Outstanding Equity Awards At Fiscal Year-End Table

					Stock Awards
							Market
							Value of
							Shares or
	Option Awards				Number of		Units of
	Number of	Number of			Shares or		Stock That
	Securities	Securities			Units of		Have Not
	Underlying	Underlying	Option		Stock That		Vested as of
	Unexercised	Unexercised	Exercise	Option	Have Not		August 31,
	Options	Options	Price	Expiration	Vested		2007
Name	(#)	(#)	($)	Date	(#)		($)
	Exercisable	Unexercisable

William A. Furman	N/A	N/A	N/A	N/A	N/A		N/A
Larry G. Brady	N/A	N/A	N/A	N/A	7,000	(1)	$205,660
Robin D. Bisson	N/A	N/A	N/A	N/A	18,000	(2)	$528,840
					10,000	(3)	$293,800
Mark J. Rittenbaum	10,000	N/A	$91,875	1-8-09	18,000	(2)	$528,840
					10,000	(3)	$293,800
James T. Sharp	N/A	N/A	N/A	N/A	6,000	(2)	$176,280
					10,000	(3)	$293,800
Joseph K. Wilsted	N/A	N/A	N/A	N/A	N/A		N/A

(1)	Restricted stock award for Mr. Brady was granted on April 4, 2007 and vests over a period of two years in annual increments of 50 percent starting one year from grant.

(2)	Restricted stock awards for Mr. Bisson, Mr. Rittenbaum and Mr. Sharp were granted on August 1, 2005 and vest over a period of five years in annual increments of 20 percent of each award with the first vesting one year from grant date.

(3)	Restricted stock awards for Mr. Bisson, Mr. Rittenbaum and Mr. Sharp were granted on April 4, 2007 and vest over a period of five years in annual increments of 20 percent of each award with the first vesting one year from grant date.

Option Exercises and Stock Vested Table

			Stock Awards
				Value
				Realized
	Option Awards			on Vesting
	Number of		Number of	During the
	Shares	Value	Shares	Year Ending
	Acquired	Realized	Acquired	August 31,
	on Exercise	on Exercise	on Vesting	2007
Name	(#)	($)	(#)	($)

William A. Furman	N/A	N/A	N/A	N/A
Larry G. Brady	N/A	N/A	5,000	$164,000
Robin D. Bisson	N/A	N/A	6,000	$196,800
Mark J. Rittenbaum	N/A	N/A	6,000	$196,800
James T. Sharp	N/A	N/A	2,000	$65,600
Joseph K. Wilsted	N/A	N/A	2,000	$76,430

Potential Post-Termination Payments

Benefits Triggered upon Termination Following a Change of Control

Employment agreements entered into with Mr. Furman, Mr. Rittenbaum and Mr. Bisson provide for certain benefits to these officers if the officer’s employment is terminated by us with out “cause” or by the officer for “good reason” within 24 months after a “change in control” of the Company, or if the officer terminated his employment for any reason during the 30-day period immediately following the first anniversary of the change of control.

“Change of control” generally is defined to include the acquisition by any individual, entity or group of 50 percent or more of our stock, consummation of a merger or consolidation that results in 50 percent of more of our stock being owned by persons who were not stockholders prior to the transaction, a sale of substantially all of our assets, the dissolution or liquidation of the Company, or replacement of a majority of the members of the Board by individuals whose nomination, election or appointment was not approved by the incumbent Board.

Although the individual employment agreements contain some negotiated differences in the definitions of terms, “cause” generally is defined to include gross negligence or willful misconduct in the performance of material duties, conviction of or a plea of no contest to certain crimes, conduct involving moral turpitude, and failure to carry out reasonable, material directives. “Good reason” generally is defined to include a change in position or responsibilities that does not represent a promotion, a decrease in compensation, and a home office relocation of over 30 miles.

The following table shows the estimated change of control benefits that would have been payable to the Named Executive Officers if a change of control had occurred on August 31, 2007 and, except as noted, each officer’s employment had been terminated on that date either by us without “cause” or by the officer with “good reason.”

	Cash	Annual	Restricted	Annual					280G
	Severance	Insurance	Stock	Retirement					Capped
Name	Benefit(1)	Continuation(2)	Acceleration(3)	Benefit		Other		Total	Amount(8)

William A. Furman	$3,168,750	$10,212	N/A	$407,000	(4)	$16,283		$3,602,245	$3,960,175
Robin D. Bisson	$1,117,500	$15,338	$822,640	$207,516	(5)	$28,382	(6)(7)	$2,191,376	$2,549,010
Mark J. Rittenbaum	$1,042,500	$9,207	$822,640	$200,804	(5)	$13,616	(6)	$2,088,767	$1,972,012
James T. Sharp	N/A	N/A	$470,080	$156,679	(5)	$13,741	(6)	$640,500	$1,166,896

(1)	Cash Severance Benefit. The employment agreements with Mr. Furman and Mr. Bisson provide for cash severance payment equal to three times the sum of their current base salary plus the average of the last two year’s cash bonus payments. The agreement with Mr. Rittenbaum provides for a payment equal to two and one half times the sum of his current base salary plus the average of the two most recent annual bonuses (the “average bonus amount.”) Messrs. Bisson and Rittenbaum also are entitled to receive a pro-rated bonus for the year of termination, based on the average bonus amount and the number of days worked during the year of termination. Since it is assumed that termination is on August 31, 2007, the cash severance benefit amount includes 100% of the average bonus amount, in addition to the multiples of salary and bonus described above. All payments are to be made in a single lump sum within 30 days after the date of termination.

(2)	Insurance Continuation. If cash severance benefits are triggered, the employment agreements with Messrs. Bisson and Rittenbaum also provide that we will pay the cost of all health and welfare benefits paid for by us at the time of termination for up to 24 months following the termination of employment, except to the extent similar benefits are provided by a subsequent employer. The employment agreement with Mr. Furman provides for continuation of health and welfare benefits for up to 36 months following termination of employment. The amounts in the table above represent 12 months of life, accident and health insurance premium payments at the rates paid by us for each of these officers as of August 31, 2007.

(3)	Restricted Stock Acceleration. All unvested shares of restricted stock held by the Named Executive Officers will immediately vest on a change of control of the Company, regardless of whether or not the officer’s employment is terminated in connection with the change of control. The amounts in the table above represent the number of shares of unvested restricted stock multiplied by a stock price of $29.38 per share, which was the closing price of our common stock on August 31, 2007. The expense that the Company would record would differ from the amount above as under FAS 123R the amount of unamortized expense is based upon the stock price as the date of grant not at vesting.

(4)	Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)	Target Benefit Plan Benefit. Under the terms of the Target Benefit Plan, in the event of a Change in Control of the Company, the Company is obligated to contribute to the Plan on behalf of each participating Named Executive Officer an amount equal to the discounted present value of the contributions that would have been required had the executive remained employed until age 65 (Normal Retirement Age under the Plan). Therefore, in the event that a participating executive’s employment is terminated following a Change in Control, the executive will receive a monthly retirement benefit equal to the benefit he would have received if he had remained employed until age 65. The amount shown in the table above is the amount of the estimated annual benefit payable to the executive under the Target Benefit Plan, assuming that the executive terminated employment as of August 31, 2007 following a Change in Control. Monthly benefits commence when the executive attains age 65 and continue for 15 years (180 months) from that date.

(6)	Other. Pursuant to their employment agreements, the Company will provide Messrs. Bisson, Rittenbaum and Sharp with continued use of an automobile at the Company’s expense, for a period of two years following termination of employment. The amount above represents the current annual cost of the employees’ leased car for the two year period.

(7)	Consulting Arrangement. Pursuant to Mr. Bisson’s employment agreement, the Company will enter into a consulting agreement with Mr. Bisson for a period of 60 months following his termination of employment, which provides for payment of $1,000 per month for consulting services not to exceed 20 hours per month, and the provision of medical, dental and vision coverage for Mr. Bisson and his dependents during that period, provided such coverage is available for non-employee consultants under the Company’s group health plans. The Company will pay the cost of COBRA coverage for the maximum period of time available following the end of the consulting period, and will thereafter provide Mr. Bisson and his spouse with health benefits until each of them becomes eligible for Medicare, up to a maximum cost per person of $2 million.

(8)	280G Capped Amount. Under all of the change of control provisions described above, the amount of change of control benefits each officer will receive are capped at an amount that will prevent any payments being non-deductible under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or subject to excise tax under section 4999 of the Code. The amounts shown in this column are the capped amounts, which are equal to one dollar less than the product of three-times the amount of the officers “base amount,” which, as calculated under Code section 280G, is equal to the average of the officer’s W-2 wages over the five-year period preceding the change of control event (or such shorter period as the officer has been employed by the Company).

Benefits Triggered on Involuntary Termination of Employment without Cause

The following table shows the estimated benefits that would have been paid to each of the Named Executive Officers if the officer’s employment had been terminated on August 31, 2007, either by us without “cause” or, with respect to certain benefits, by the officers with “good reason,” pursuant to the terms of such officer’s employment agreement with the Company.

	Cash		Annual	Restricted	Annual
	Severance		Insurance	Stock	Retirement
Name	Benefit		Continuation(3)	Acceleration(4)	Benefit		Other(7)	Total

William A. Furman	$2,112,500	(1)	$10,212	N/A	$407,000	(5)	$16,283	$2,545,995
Robin D. Bisson	$745,000	(1)	$15,338	$822,640	$105,652	(6)	$28,283	$1,716,913
Larry G. Brady	$684,000	(2)	N/A	$205,660	N/A		N/A	$889,660
Mark J. Rittenbaum	$834,000	(1)	$9,207	$822,640	$73,842	(6)	$13,616	$1,753,305
James T. Sharp	$779,200	(1)	$15,338	$470,080	$33,574	(6)	$13,741	$1,311,933

(1)	Cash Severance Benefit. Employment agreements with each of Messrs. Furman, Bisson and Rittenbaum provide for cash severance payments equal to two times the sum of base salary plus the average bonus amount, in a lump sum. Mr. Sharp’s employment agreement provides for a severance pay of his base salary for two years and payment of his target bonus (which equals 50 percent of base salary) for that time period.

(2)	Cash Severance Benefit. The employment agreement with Mr. Brady provides for an initial term that commenced on March 2, 2007 and ends August 31, 2007 or, at Mr. Brady’s election, on December 31, 2007 (which election to extend was exercised) at a annual base salary of $252,000, and an extended part-time term, during which Mr. Brady would no longer serve as an officer of the Company, of 60 months commencing upon expiration of the initial term, at an annual base salary of $120,000. Mr. Brady’s employment agreement provides that, in the event his employment is terminated without cause during the initial term or extended term, the Company will pay Mr. Brady the amount of his base salary for the remainder of the initial term or the extended term, as the case may be, in a single lump sum. The amount above assumes that Mr. Brady elected to extend the initial term until December 31, 2007, but was terminated without cause on August 31, 2007, and was therefore entitled to receive his annualized base salary of $252,000 from September 1, 2007 through December 31, 2007 ($84,000), plus the amount of his annualized base salary of $120,000 for 60 months ($600,000).

(3)	Insurance Continuation. Employment agreements with Messrs. Furman, Bisson, Rittenbaum and Sharp also provide for continuation of life, accident and health insurance benefits paid by us for up to 24 months following the termination of employment, except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 12 months of life, accident and health insurance premium payments at the rates paid by us for each of these officers as of August 31, 2007.

(4)	Restricted Stock Acceleration. All unvested shares of restricted stock will immediately vest upon termination by the Company without cause, under the terms of the officers’ employment agreements. Information regarding unvested restricted stock held by the Named Executive Officers is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares of unvested restricted stock multiplied by a stock price of $29.38 per share, which was the closing price of our common stock on August 31, 2007. The expense that the Company would record would differ from the amount above as under FAS 123R the amount of unamortized expense is based upon the stock price as the date of grant not at vesting.

(5)	Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(6)	Target Benefit Plan Benefit. Under the terms of the Target Benefit Plan, in the event that a participating executive terminates employment for any reason (other than following a Change in Control) prior to the attainment of age 65, the Company will make no further contributions to the Plan on behalf of the executive. The executive will receive a monthly retirement benefit based upon the amounts payable under individual annuity contracts purchased by the Company on the executive’s behalf prior to his termination of employment. The amount shown in the table above is the estimated annual benefit payable to the executive under the Target Benefit Plan, assuming that the executive’s employment was involuntarily terminated as of August 31, 2007 (benefit amounts do not vary under the Target Benefit Plan based on whether termination of employment prior to retirement age was voluntary or involuntary, or with or without cause). Monthly benefits commence when the executive attains age 65 and continue for 15 years (180 months) from that date.

(7)	Other. Pursuant to their employment agreements, the Company will provide Messrs. Bisson, Rittenbaum and Sharp with continued use of an automobile at the Company’s expense, for a period of two years following termination of employment. The amount above represents the current annual cost of the employees’ leased car for the one year period.

The Company’s obligation to pay severance benefits is, in all cases, contingent upon the officer executing a release of claims in favor of the Company. Mr. Brady’ entitlement to severance benefits is also contingent upon his compliance with the terms of a covenant not to compete in favor of the Company during the initial and extended terms under his employment agreement, as described above.

Benefits Triggered on Retirement

The following table shows estimated benefits that would have been payable to the Named Executive Officers if each officer’s employment terminated on August 31, 2007 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan.

	Estimated	Annual	Restricted	Annual
	Cash	Insurance	Stock	Retirement
Name	Benefit(1)	Continuation(2)	Acceleration(3)	Benefit		Total

William A. Furman	$431,250	$10,212	N/A	$407,000	(4)	$848,462
Robin D. Bisson	N/A	N/A	$822,640	$207,516	(5)	$1,030,156
Larry G. Brady	N/A	N/A	$205,660	N/A		$205,660
Mark J. Rittenbaum	N/A	N/A	$822,640	$200,804	(5)	$1,023,444
James T. Sharp	N/A	N/A	$470,080	$156,679	(5)	$626,759

(1)	Cash Benefit. Under the terms of his employment agreement, in the event of termination due to retirement, Mr. Furman is entitled to receive an amount equal to the pro rated portion of the cash bonus which would have been payable to him for the portion of the fiscal year during which he was employed by the Company. Since in our example the triggering event is August 31, 2007, the amount of estimated cash benefit is equal to a full year’s cash bonus, estimated to be amount of the average of the most recent two years’ cash bonuses actually paid to Mr. Furman.

(2)	Insurance Continuation. The Company is required to provide continued health insurance at the Company’s expense for Mr. Furman and his spouse until such time that Mr. Furman and/or his spouse become eligible for Medicare. The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2007.

(3)	Restricted Stock Acceleration. Under the terms of the Company’s standard form of Restricted Share Agreement, all unvested shares of restricted stock become fully vested upon termination due to death, disability or retirement. The amounts in the table above represent the number of shares of unvested restricted stock multiplied by a stock price of $29.38 per share, which was the closing price of our common stock on August 31, 2007. The expense that the Company would record would differ from the amount above as under FAS 123R the amount of unamortized expense is based upon the stock price as the date of grant not at vesting.

(4)	Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to Mr. Furman in the amount of $407,000 until he attains age 70.

(5)	Target Benefit Plan Benefit. Under the terms of the Target Benefit Plan, in the event that a participating executive terminates employment due to retirement at age 65, the executive will receive monthly payments commencing at age 65 and continuing for 180 months. The amount shown in the table above is the estimated annual benefit payable to the executive under the Target Benefit Plan, assuming that the executive’s continues to work until the age of 65. Monthly benefits commence when the executive attains age 65 and continue for 15 years (180 months) from that date.

Benefits Triggered on Disability or Death

The following table shows estimated benefits that would have been payable to the Named Executive Officers if each officer’s employment terminated on August 31, 2007 by reason of death or disability.

	Estimated	Annual	Restricted	Annual
	Cash	Insurance	Stock	Retirement
Name	Benefit(1)	Continuation(2)	Acceleration(3)	Benefit		Total

William A. Furman	$431,250	$10,212	N/A	$407,000	(4)	$848,462
Robin D. Bisson	N/A	N/A	$822,640	$105,652	(5)	$928,292
Larry G. Brady	N/A	N/A	$205,660	N/A		$205,660
Mark J. Rittenbaum	N/A	N/A	$822,640	$73,842	(5)	$896,482
James T. Sharp	N/A	N/A	$470,080	$33,574	(5)	$503,654

(1)	Cash Benefit. Under the terms of his employment agreement, in the event of termination due to death or disability, Mr. Furman (or his estate) is entitled to receive an amount equal to the pro rated portion of the cash bonus which would have been payable to him for the portion of the fiscal year during which he was employed by the Company. Since in our example the triggering event is August 31, 2007, the amount of estimated cash benefit is equal to a full year’s cash bonus, estimated to be amount of the average of the most recent two years’ cash bonuses actually paid to Mr. Furman.

(2)	Insurance Continuation. The Company is required to provide continued health insurance at the Company’s expense for Mr. Furman and his spouse until such time that Mr. Furman and/or his spouse become eligible for Medicare. The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2007.

(3)	Restricted Stock Acceleration. Under the terms of the Company’s standard form of Restricted Share Agreement, all unvested shares of restricted stock become fully vested upon termination due to death or disability. The amounts in the table above represent the number of shares of unvested restricted stock multiplied by a stock price of $29.38 per share, which was the closing price of our common stock on August 31, 2007. The expense that the Company would record would differ from the amount above as under FAS 123R the amount of unamortized expense is based upon the stock price as the date of grant not at vesting.

(4)	Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to Mr. Furman in the amount of $407,000 until he attains age 70.

(5)	Target Benefit Plan Benefit. Under the terms of the Target Benefit Plan, in the event that a participating executive’s employment terminates due to the executive’s death the executive’s beneficiary will receive monthly payments commencing on the date the executive would have attained age 65, and continuing for 180 months, unless the beneficiary elects to receive the amounts held under the annuity contracts purchased for the executive’s benefit in a single lump sum. In the event that a participating executive’s employment terminates due to the executive’s disability, the executive will receive a monthly benefit commencing at age 65 and continuing for 180 months. The amount shown in the table above is the estimated annual benefit payable to the executive (or his beneficiary, in the case of death) under the Target Benefit Plan, assuming that the executive’s employment terminated as of August 31, 2007 due to the executive’s death or disability.

Compensation Of Directors

The following table summarizes the compensation of the members of the Board of Directors who are not employees of the Company for the fiscal year ended August 31, 2007.

			Change in
			Pension
			Value and
			Nonqualified
	Fees	Stock	Deferred
	Earned or	Awards	Compensation		All Other		Total
Name	Paid in Cash	($)(1)	Earnings		Compensation		$

Benjamin R. Whiteley	$112,000	$46,960	—		—		$158,960
Victor G. Atiyeh	$50,000	$46,960	—		—		$96,960
Graeme A. Jack	$30,500	$12,813	—		—		$43,313
Duane C. McDougall	$62,000	$46,960	—		—		$108,960
Charles J. Swindells	$57,000	$32,796	—		—		$89,796
C. Bruce Ward	$40,000	$32,796	$26,825	(2)	$95,457	(3)	$195,078
Donald A. Washburn	$53,000	$46,960	—		—		$99,960

(1)	The amount shown is the stock based compensation expense recognized by the Company in fiscal 2007 for restricted stock granted to the director as determined pursuant for FAS 123R. Amounts shown do not reflect compensation actually received by the director who received restricted stock grants during fiscal year 2007, nor does it necessarily reflect the actual value that will be realized by them if and when the restricted stock awards vest. The assumptions used to calculate the value of restricted stock awards are set forth under Note 2 Summary of Significant Accounting Polices to the Company’s consolidated financial statements included in our Annual Report on Form 10K for the fiscal year ended August 31, 2007. Directors who are not our employees receive annual grants of restricted shares of the Company’s Common Stock with a fair value equal to approximately $60,000 made immediately after the close of each annual shareholder meeting with such shares vesting in equal amounts over a three-year period beginning one year from the date of grant. The total number of shares of restricted stock outstanding as of August 31, 2007 for each of the directors is as follows: Mr. Whiteley 3,916 shares; Mr. Atiyeh 3,916 shares; Mr. Jack 2,156 shares; Mr. McDougall 3,916 shares; Mr. Swindells 3,469 shares; Mr. Ward 3,469 shares and Mr. Washburn 3,916 shares.

(2)	Mr. Ward participated in the nonqualified deferred compensation plan while he was an employee of Gunderson LLC a manufacturing subsidiary of Greenbrier. Amount represents the earnings of this plan. No additional contributions were made on Mr. Ward’s behalf during the current year.

(3)	Mr. Ward also received from the Company consulting fees aggregating $84,000 during 2007 and use of a company automobile with estimated cost of $11,457.

Members of the Board of Directors who are our employees are not separately compensated for serving on the Board of Directors. Directors who are not our employees are paid an annual retainer of $30,000, payable quarterly, with the exception of the Chairman of the Board. The Chairman of the Board receives an annual retainer, payable quarterly, of three times the annual retainer paid to non-employee directors, or currently, $90,000. All non-employee directors, including the Chairman of the Board, are also paid a meeting fee of $1,000 per meeting, plus reimbursement of expenses. In addition to the annual retainer, the Audit Committee chairman receives a $10,000 annual retainer and each other committee chairman receives a $5,000 annual retainer, in each case payable quarterly. In addition, directors who are not our employees receive annual grants of restricted shares of the Company’s Common Stock with a fair value equal to $60,000 made immediately after the close of each annual shareholder meeting with such shares vesting in equal amounts over a three-year period. However, no grant will be made to a non-employee director if such grant would cause that director to become an “Acquiring Person” (as defined in the Stockholder Rights Agreement between the Company and Equiserve Trust Company, N.A. dated as of July 13, 2004). In that case, the non-employee director would receive $60,000 in cash in lieu of the grant of restricted shares. In the event a non-employee director ceases to be a director due to death, disability or retirement, because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under the Plan. During fiscal 2007, each non-employee director received an award of restricted stock having a fair market value on the date of the award of $60,011.

Additional Information

We file annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Shareholders may inspect and copy these materials at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and special reports, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Guidelines are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

REPORT OF THE AUDIT COMMITTEE

Board of Directors
The Greenbrier Companies, Inc.

The Audit Committee of the Board of Directors is established pursuant to the Company’s Bylaws, as amended, and the Audit Committee Charter adopted by the Board of Directors. A copy of the Charter, as amended, is available on the Company’s website at www.gbrx.com. The Audit Committee has adopted a policy, as amended, for the pre-approval of services provided by the independent auditors, a copy of which is attached as Appendix A to the Company’s Proxy Statement.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.

For the fiscal year 2007, the members of the Audit Committee of the Board of Directors were Duane C. McDougall (Chairman), Charles J. Swindells, Benjamin R. Whiteley, Victor G. Atiyeh (through April 2, 2007), and Graeme Jack (as of October 31, 2006), each of whom is an independent director as defined under the rules of the New York Stock Exchange (“NYSE”). The Board of Directors has determined that Mr. Jack qualifies as an “audit committee financial expert” under federal securities laws. The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Committee meets such standards.

With respect to the year ended August 31, 2007, in addition to its other work, the Audit Committee:

•	Reviewed and discussed with the Company’s management and independent auditors the Company’s financial statements with respect to each of the first three quarters of the year ended August 31, 2007, and the press releases reporting the Company’s results of operations for each of the first three quarters and the full fiscal year;

•	Reviewed and discussed with the Company’s management and independent auditors the audited financial statements of the Company as of August 31, 2007, and for the year then ended;

•	Discussed with the independent auditors the matters required to be discussed by auditing standards generally accepted in the United States of America; received from the independent auditors written disclosures and a letter confirming their independence from the Company as required by Independence Standards Board Standard No. 1 and discussed with the auditors the firm’s independence;

•	Discussed with the independent auditors the matters required to be discussed by SAS 61;

•	Re-appointed Deloitte & Touche LLP as the Company’s independent auditors to serve for the fiscal year ending August 31, 2007;

•	Discussed significant accounting policies, including prospective changes in accounting principles, with the Company’s management and independent auditors;

•	Approved certain non-audit services provided by the independent auditors, including:

•	Tax planning, compliance and related support for tax returns to be filed by the Company for fiscal year 2007, including preparation or review of returns.

•	Tax advice and support relating to state tax issues.

•	Tax advice and assistance with transfer pricing issues between the United States and Canada arising from an Advance Pricing Agreement for fiscal years 2005, 2006 and 2007.

•	Professional services relating to performance of due diligence procedures in connection with acquisitions.

•	Assistance in connection with the implementation of Financial Accounting Standards Board Interpretation (FIN) No. 48, Accounting for Uncertainties in Income Tax — an Interpretation of FASB Statement No. 109.

•	Reviewed and monitored compliance with corporate governance initiatives, including implementation of Section 404 of the Sarbanes-Oxley Act of 2002;

•	Met privately with the independent auditors and the internal auditors in executive session to, among other matters, help evaluate the Company’s internal financial accounting and reporting staff and procedures;

•	Enhanced internal audit function and reviewed reports issued by the Director of Internal Audit;

•	Discussed and reviewed with the Company’s management a summary of reimbursed business expenses for the five highest paid employees of the Company;

•	Reviewed and approved an aircraft usage policy;

•	Reviewed and recommended adoption of amendments to the Audit Committee Charter;

•	Reviewed and adopted amendments to the Audit Committee’s Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor;

•	Discussed the Company’s practice of issuing earnings guidance; and

•	Accepted the resignation of Governor Atiyeh from the Audit Committee, whose resignation was effective following the Audit Committee’s April 2, 2007, meeting.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of Securities and Exchange Commission Form 10-K, the Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2007 and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2007 for filing with the Commission.

Duane C. McDougall, Chairman
Graeme A. Jack
Charles J. Swindells
Benjamin R. Whiteley

November 5, 2007

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of October 1, 2007, with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each director or nominee for director, by each Named Executive Officer, by all directors and officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. Unless otherwise indicated, each person has sole voting power and sole investment power.

	Amount and Nature
	of Beneficial		Percent of(1)
Name and Address of Beneficial Owner	Ownership		Class

William A. Furman One Centerpointe Drive, Suite 200 Lake Oswego, Oregon 97035	1,000,000		6.2%
Victor G. Atiyeh	5,767		(3)
Graeme A. Jack	2,156		(3)
A. Daniel O’Neal, Jr.	7,798		(3)
Duane C. McDougall	7,467		(3)
Charles J. Swindells	4,126		(3)
C. Bruce Ward	3,469		(3)
Donald A. Washburn	5,467		(3)
Benjamin R. Whiteley	25,967		(3)
Robin D. Bisson	40,000		(3)
Larry G. Brady	12,000		(3)
Mark J. Rittenbaum	49,200	(2)	(3)
James A. Sharp	17,167		(3)
All directors and executive officers as a group (19 persons)	1,257,763	(2)	7.8%
Tontine Capital Partners, L.P. 55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830	1,863,900	(4)	11.5%
FMR Corporation 82 Devonshire Street Boston, Massachusetts 02109	1,719,782	(5)	10.6%
OppenheimerFunds, Inc. Oppenheimer Small- & Mid- Cap Value Fund Two World Financial Center 225 Liberty Street, 11th Floor New York, NY 10281-1008	1,661,165	(6)	10.3%
Keeley Asset Management Corp Keeley Small Cap Value Fund, Inc. 401 South LaSalle Street Chicago, IL 60605	1,629,200	(7)	10.1%

(1)	Calculated based on number of outstanding shares as of October 1, 2007, which is 16,168,863 plus the total number of shares of which the reporting persons have the right to acquire beneficial ownership within 60 days following October 1, 2007.

(2)	The shares shown as beneficially owned included 10,000 shares for Mr. Rittenbaum, and 12,100 shares for the group, which such persons and the group have the right to acquire by exercise of stock options within 60 days after October 1, 2007.

(3)	Less than one percent.

(4)	As reported in Amendment No. 2 to a Schedule 13G dated December 20, 2006, and filed with the SEC on December 26, 2006, by Tontine Overseas Associates, L.L.C. (“TOA”), Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Management, L.L.C. (“TCM”), the general partner of TCP, and Jeffrey L. Gendell, the managing member of TCM and TOA. The Schedule 13G discloses that TOA has shared voting and dispositive power with respect to 406,543 shares; TCP has shared voting and dispositive power with respect to 1,457,357 shares; TCM has shared voting and dispositive power with respect to 1,457,357 shares and Mr. Gendell has shared voting and dispositive power with respect to 1,863,900 shares.

(5)	As reported in an Amendment No. 2 to Schedule 13G filed jointly on February 14, 2007 jointly by FMR Corp. and Edward C. Johnson 3d. The family members of Edward C. Johnson 3d are the predominant owners of FMR Corp Series B common stock, representing 49% of the voting power of FMR Corp. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,719,782 shares or 10.683% of the common stock outstanding, as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 1,584,500 shares or 9.842% of the common stock outstanding. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 1,719,782 shares owned by the Fidelity Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(6)	As reported in a Schedule 13G dated February 28, 2007 and filed with the SEC on March 9, 2007, jointly by OppenheimerFunds, Inc. and Oppenheimber Small- & Mid- Cap Value Fund. As reported, OppenheimerFunds has shared voting and dispositive power with respect to 1,661,165 shares, which it disclaims beneficial ownership pursuant to Rule 13d-4 of the Exchange Act. Oppenheimber Small- & Mid- Cap Value Fund is the beneficial owner of 1,500,000 of the 1,661,165 shares and has shared voting and dispositive power over the 1,500,000 shares.

(7)	As reported on Amendment No. 1 to a Schedule 13G dated September 30, 2007 and filed with the SEC on October 10, 2007, by Keeley Asset Management Corp. The shares reported are owned of record by Keeley Asset Management Corp. and Keeley Small Cap Value Fund, Inc. Keeley Asset Management Corp. and Keeley Small Cap Value Fund Inc have shared voting power with respect to 1,629,200 of the shares reported and shared dispositive power with respect to all 1,629,200 shares reported.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required, to our knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to year 2007 were complied with, except that a Form 4 reporting one forfeiture of restricted stock upon termination of employment by John R. Nussrallah was filed late on August 8, 2007.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF AUDITORS

For the years ended August 31, 2007 and 2006, Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), performed professional services. The Audit Committee has appointed Deloitte & Touche to audit the consolidated financial statements of the Company for the year ending August 31, 2008. A representative of Deloitte & Touche is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2008 year.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2008 year.

Fees Paid to Deloitte & Touche

The Audit Committee pre-approved 100% of the audit services, audit related services, tax services and other services provided by Deloitte & Touche in fiscal 2007.

Audit and audit-related fees aggregated $2,619,200 and $2,202,702 for the years ended August 31, 2007 and 2006, and were composed of the following:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended August 31, 2007 and 2006 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review were $2,034,000 and $2,127,562.

Audit-Related Fees

The aggregate fees billed for due diligence and accounting and reporting consultations for the year ended August 31, 2007 and 2006 amounted to $585,200 and $75,140.

Tax Fees

The aggregate fees billed for the years ended August 31, 2007 and 2006 were $377,449 and $259,686 associated with tax return preparation and $344,189 and $422,484 for services associated with tax consulting services for the years ended August 31, 2007 and 2006.

All Other Fees

The aggregate fees billed for other fees for the years ended August 31, 2007 and 2006 were $1,500 and $1,500 related to access to the Deloitte Accounting Research Tool.

The Audit Committee has considered whether the provision by Deloitte & Touche of non-audit services is compatible with maintaining Deloitte & Touche’s independence.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials for the 2009 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, be received not later than July 23, 2008 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Shareholders may bring business before an annual meeting only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2008 Annual Meeting by a shareholder, notice of the proposed business must have been given to the Secretary of the Company in writing on or before the close of business on July 23, 2007. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the business and reasons for conducting such business at the annual meeting; (b) the shareholder’s name and address as they appear on the Company’s books; (c) the class and number of shares beneficially owned by the shareholder; (d) any material interest of the shareholder in such business and a description of all arrangements and understandings between such shareholder and any other person (including their names) in connection with the proposal of such business; and (e) a representation that the shareholder intends to appear in person at the annual meeting and bring such business before the meeting. The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

A copy of the Company’s 2007 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, or on the Company’s website at http.gbrx.com.

By Order of the Board of Directors,

/s/ Kenneth D. Stephens
Kenneth D. Stephens
Secretary

November 27, 2007

Appendix A

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the independent auditors.

The Company (which includes consolidated subsidiaries as used herein) recognizes that Deloitte & Touche (the “Audit Firm”) possesses a unique knowledge of the Company, and as a worldwide firm can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and nonaudit services.

Policy Statement

All services provided by the Audit Firm, both audit and nonaudit, must be pre-approved by the Audit Committee or a Designated Member. The pre-approval of audit and nonaudit services may be given at any time up to a year before commencement of the specified service. Although the Sarbanes-Oxley Act of 2002 permits de minimis exceptions, our policy is to pre-approve all audit and nonaudit services. Pre-approval may be of classes of permitted services, such as “annual audit services,” “tax consulting services” or similar broadly defined predictable or recurring services. Such classes of services could include the following illustrative examples:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Employee benefit plan audits.

•	Accounting consultations and support related to the application of generally accepted accounting principles or the implementation of new laws or regulations, such as compliance with the Sarbanes-Oxley Act, including Section 404 of the Act.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee (a “Designated Member”), who is independent as defined under the standards of the New York Stock Exchange, the authority to grant pre-approvals of permitted services (defined below), or classes of permitted services, to be provided by the Audit Firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules. Starting with fiscal 2004, the annual proxy statement should include disclosure of the amount of Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

Prohibited Services — The Company may not engage the Audit Firm to provide the nonaudit services described below to the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements:

1. Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements.  The Audit Firm cannot maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2. Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports.  The Audit Firm cannot provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3. Actuarial Services.  The Audit Firm cannot provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

4. Management Functions or Human Resources.  Partners and employees of the Audit Firm cannot act as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm cannot recruit, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend, or advise that the Company hire, a specific candidate for a specific job.

5. Broker-Dealer, Investment Adviser, or Investment Banking Services.  The Audit Firm cannot serve as a broker-dealer, promoter or underwriter of an audit client’s securities.

6. Legal Services and Expert Services Unrelated to the Audit.  The Audit Firm cannot provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7. Internal Audit Outsourcing.  The Audit Firm cannot provide any internal audit services relating to accounting controls, financial systems, or financial statements.

8. Financial Information Systems Design and Implementation.  The Audit Firm cannot design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

9. Any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Services for which Policy-Based Pre-Approval Is Available

The Audit Committee believes that the Audit Firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice without impairing the Audit Firm’s independence. However, the Audit Committee will not permit the retention of the Audit Firm to provide any tax services to the Company that are deemed to be incompatible with auditor independence per standards promulgated by the Public Company Accounting Oversight Board, including any aggressive tax position as defined by such rules.

The Audit Committee has given policy-based pre-approval for the tax services described on Exhibit A. All other tax services must be separately pre-approved by the Designated Member or by the full Audit Committee, including tax services related to large and complex transactions and tax services proposed to be provided by the Audit Firm to any executive officer or director of the Company, in his or her individual capacity, when such services are paid for by the Company.

Audit Committee review of services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm

•	A listing of newly pre-approved services since its last regularly scheduled meeting

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

Adopted by the Audit Committee on April 8, 2003.
Amended on July 10, 2007.

EXHIBIT A

Pre-Approved Tax Services

In this context, the term “the Company” includes all subsidiaries or affiliates of The Greenbrier Companies, Inc.:

•	Tax planning, compliance and related support for tax returns to be filed by the Company for fiscal 2007, including preparation or review of returns. A list of returns expected to be filed for fiscal 2007 is attached as Exhibit A-1.

•	Tax advice and support relating to audits of tax returns filed by the Company in prior years, including appeals, requests for rulings or technical advice from taxing authorities, but in each case expressly excluding advocacy or litigation.

•	Tax advice and assistance with transfer pricing issues between The United States and Canada, and arising out of the APA for fiscal 2005 and 2006 currently being negotiated and the application of the agreed upon analysis to fiscal 2007 or a portion of such year, between The United Sates and Mexico, as identified in the Transfer Pricing Study for Gunderson — Concarril dated December 2005, as these issues continue to pertain to Gunderson — Concarril and to Gunderson GIMSA, including discussions with or presentations to taxing authorities.

Pre-Approval Fee Limit for Tax Services:  $100,000

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

1. Election of Directors
	For	Withhold		For	Withhold
01 — Graeme A. Jack	☐	☐	02 — Benjamin R. Whiteley	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2008.	☐	☐	☐	3.	In their discretion, upon such other business as may properly come before the meeting, or at any adjournment or postponements thereof.	☐	☐	☐
B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign and date exactly as your name or names appear above. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title. If a partnership, please sign in full partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of The Greenbrier Companies, Inc., which will be held at the Benson Hotel, 309 SW Broadway, Portland, Oregon beginning at 2:00 P.M. on Tuesday, January 8, 2008.
Whether or not you plan to attend the meeting, please sign, date and return your proxy form as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that your stock be represented.

Kenneth D. Stephens Secretary

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — The Greenbrier Companies, Inc.

Solicited on Behalf of the Board of Directors of the Company
The undersigned hereby appoints William A. Furman, Charles J. Swindells and C. Bruce Ward as proxies, each with full power of substitution, to vote all of the Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Greenbrier Companies, Inc. to be held on Tuesday, January 8, 2008 beginning at 2:00 P.M. Portland time and at any adjournments or postponements thereof.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.